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CONSULTING AGREEMENT

    This Consulting Agreement ("Agreement") is made on the 19th day of September 2000 by and among Donald R. Sanders, Ltd., an Illinois corporation doing business as Center for Clinical Research, whose address is 180 West Park Avenue, Suite 150, Elmhurst, Illinois 60126 (the "Consultant"), and STAAR Surgical Company, whose address is 1911 Walker Avenue, Monrovia, California 91016 (the "Company"), in reference to the following:

RECITALS

    A.  The Company is a developer, manufacturer and global distributor of products used by ophthalmologists and other eye care professionals to improve or correct vision in patients suffering from refractive conditions, cataracts and glaucoma.

    B.  The Consultant specializes in research relating to the human eye.

    C.  The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company, to assist the Company in its continued efforts to enhance its current products and to develop new products.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

AGREEMENT

    1.  Term.  The Company retains the Consultant and the Consultant accepts this appointment with the Company for a period of fifteen (15) months, beginning on September 1, 2000 and ending on December 31, 2001 (the "Term"). This Agreement will continue on a month to month basis after December 31, 2001 until terminated by written notice given by either party at least thirty (30) days prior to the end of any calendar month. This Agreement supersedes and replaces any and all other consulting agreements or arrangements entered into by and between the Company and the Consultant and, upon execution of this Agreement, any such consulting agreements or arrangements shall have no further force or effect.

    2.  Duties of Consultant.  The Consultant agrees to perform the services described in Exhibit "A", attached to this Agreement and made a part of it (the "Services"). The Consultant will determine the method, details and means of performing the Services, provided that the Consultant agrees that Donald R. Sanders, M.D. will supervise the Services.

    3.  Compensation for Other Staff and Experts.  The Company agrees that if the Consultant's employee, Kim Doney, performs any of the Services, the Company will compensate the Consultant at the rate of One Hundred Fifty Dollars ($150) per hour for the time expended by her, in addition to the compensation provided for in paragraph 4 below. The Consultant will provide a detailed description of the work performed by Ms. Doney, including the time spent on each project, with its invoice. The number of hours during any calendar month that Ms. Doney provides services to the Company shall not exceed ten (10) without the prior written consent of the Company. The Consultant may, with the prior written consent of the Company, engage unaffliliated third parties to assist the Consultant in connection with the Services where the expertise provided by such third parties is not otherwise available to the Consultant. The Company will be responsible for compensating any such third parties directly, so long as the Company approved the engagement in writing.

    4.  Compensation.  The Company shall pay to the Consultant, as compensation for the Services performed pursuant to this Agreement, the sum of Thirty Thousand Dollars ($30,000) per month. If this Agreement is terminated by the Company during the Term due to a Change of Control (as defined in paragraph 8.1), the Consultant shall receive the balance of the Consultant's unpaid compensation as set forth in this paragraph 4, through the expiration date of the Term, in lieu of any remedy or damages to which the Consultant may be entitled, at law or in equity.

    5.  Bonus.

      5.1  Option Grant.  On July 7, 2000 the Company authorized, subject to the conditions set forth herein, a grant to Donald R. Sanders of an option to purchase Seventy-Five Thousand (75,000) shares of the Company's common stock at a price of Eleven Dollars and Twenty-Five Cents ($11.25) per share. Said grant is conditioned upon the receipt by the Company, on or before November 30, 2000, of a favorable recommendation from the FDA Advisory Panel after its review of the clinical data relating to the AquaFlow™ Glaucoma Device. If the FDA Advisory Panel fails to give a favorable recommendation by November 30, 2000, then the number of shares which the Consultant will have the option to purchase shall be reduced from Seventy-Five Thousand (75,000) to Twenty-Five Thousand (25,000), so long as the FDA Advisory Panel review is completed and a favorable recommendation given to the Company by January 31, 2001. If the FDA Advisory Panel fails to give a favorable recommendation to the Company by January 31, 2001, the grant of the option shall lapse and shall be of no further force and effect. The option must be exercised, or it will lapse, by July 31, 2001. The option discussed herein shall be referred to in this Agreement as the "Bonus Option".

      5.2  Cash Bonus.  On July 7, 2000 the Company authorized, subject to the conditions set forth herein, the payment of a bonus to any five (5) employees chosen by the Consultant. Said bonus, in the amount of Nine Thousand Dollars ($9,000) per employee, shall be paid upon the receipt by the Company, on or before November 30, 2000, of a favorable recommendation from the FDA Advisory Panel after its review of the clinical data relating to the AquaFlow™ Glaucoma Device. If the FDA Advisory Panel fails to give the Company a favorable recommendation by November 30, 2000, the bonus shall be reduced to the amount of Four Thousand Five Hundred Dollars ($4,500) per employee, so long as the FDA Advisory Panel gives a favorable recommendation to the Company by January 31, 2001. If the FDA Advisory Panel fails to give a favorable recommendation to the Company by January 31, 2001, the grant of the cash bonus shall lapse and shall be of no further force and effect.

    6.  Acceleration of Options in the Possession of the Consultant.  As of the date of this Agreement, Donald R. Sanders, M.D. has options to purchase one hundred sixty thousand (160,000) shares of the Company's common stock ("Consultant's Options"). (The Consultant's Options do not include the Bonus Option.) Upon execution of this Agreement by the Consultant and the Company, and on the condition that the sale of the common stock acquired through exercise of the Consultant's Options and the Bonus Option is made pursuant to the terms of this paragraph 6, the Company shall accelerate the vesting date of those of the Consultant's Options that are unvested, so that they shall be deemed vested on the date of execution of this Agreement. If Donald R. Sanders, M.D. exercises some or all of the Consultant's Options, or if the Bonus Option is granted to Donald R. Sanders, M.D. and he exercises a portion or all of it, Donald R. Sanders, M.D. agrees that he will sell any of the Company's common stock acquired through the exercise of the Consultant's Options or the Bonus Option through the institutional department of CIBC World Markets Corp. The obligations of Donald R. Sanders, M.D. under this paragraph 6 shall survive the expiration or termination of this Agreement for a period of thirty-six (36) months.

    7.  Nondisclosure.

      7.1  Property Belonging to Company.  The Consultant agrees that all developments, ideas, devices, improvements, discoveries, apparatus, practices, processes, methods, concepts and products relating to microsurgical and/or implantable devices, ("inventions") developed by the Consultant during the term of this Agreement are the exclusive property of the Company and shall belong to the Company. The Consultant agrees to assign all such inventions to the Company, if the Company so requests.

      7.2  Access to Confidential Information.  The Consultant agrees that during the term of the business relationship between the Consultant and the Company, the Consultant will have access to and become acquainted with confidential proprietary information that is owned by the Company and is regularly used in the operation of the Company's business. The Consultant acknowledges that all files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company and to its confidential proprietary information, whether they are prepared by the Consultant or come into the Consultant's possession in any other way, shall remain the exclusive property of the Company.

      7.3  No Unfair Use by Consultant.  The Consultant promises and agrees that the Consultant shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company's confidential proprietary information, either directly or indirectly, nor will the Consultant use the confidential proprietary information in any way or at any time except as required in the course of the Consultant's business relationship with the Company. The Consultant agrees that the sale or unauthorized use or disclosure of any of the Company's confidential proprietary information which is obtained by the Consultant during the Consultant's business relationship with the Company constitutes unfair competition. The Consultant promises and agrees not to engage in any unfair competition with the Company.

      7.4  Further Acts.  The Consultant agrees that, at any time during the term of this Agreement or any extension thereof, upon the request of the Company and without further compensation, but at no expense to the Consultant, the Consultant shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company's inventions, and copyright registrations on the Company's inventions.

      7.5  Obligations Survive Agreement.  The Consultant's obligations under this section 7 shall survive the expiration or termination, for any reason, of this Agreement.

    8.  Termination.

      8.1  Termination as a Result of a Change of Control.  Subject to the payment required by paragraph 4 above, the Company may terminate this Agreement as a result of a Change of Control. A "Change of Control" shall be defined as any of the following events: (i) the sale by the Company of substantially all of its business or assets, or (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company to a third party, or (iii) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company to a third party. "A controlling interest" shall be defined as 50% or more of the common stock of the Company.

      8.2  Termination on Default.  Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of said notice. For purposes of this section, material breaches of this Agreement shall include, but not be limited to, (i) non-payment by the Company of any sum due the Consultant hereunder which remains unpaid after twenty (20) days written demand for payment; (ii) the willful and continuing failure of the Consultant to perform the Services, which failure, if it can be cured, is not cured within twenty (20) days of the Consultant's receipt from the Company of written notice thereof, which notice shall specify such failure to perform in detail;

  (iii) the Consultant's commission of acts of dishonesty or fraud; (iv) the failure by the Consultant to comply in any material respect with any applicable laws and regulations governing the Consultant's duties under this Agreement; or (v) the commission by the Consultant of any act that does or will materially reflect unfavorably on the reputation of the Company. Termination of this Agreement for cause by the Consultant shall not relieve the Company of its obligations to make payments to the Consultant for the balance of the Term, or its obligations under paragraphs 5.1 and 5.2.

      8.3  Automatic Termination.  This Agreement terminates automatically on the occurrence of any of the following events: (i) upon the Company's receipt of FDA approval of both of its Implantable Contact Lens ("ICL") (both for myopia and hyperopia) and its AQUA-FLOW™ Glaucoma Device; or (ii) the death of Dr. Donald R. Sanders or a disability sustained by Dr. Donald R. Sanders that prevents him from rendering the Services required by this Agreement in a timely manner.

      8.4  Affect on Options and Other Obligations.  Notwithstanding the expiration or termination of this Agreement, the provisions of paragraph 6 above shall survive in full force and effect, as shall all options which have theretofore vested pursuant to paragraph 5.1 above. Further, no such expiration or termination shall relieve the Company of any accrued but unpaid obligations under paragraphs 3 and 4 above.

    9.  Status of Consultant.  The Consultant understands and agrees that its employees are not employees of the Company and that they shall not be entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits, an automobile, stock in the Company and/or participation in profits earned by Company. The Consultant shall be responsible for providing, at the Consultant's expense and in the Consultant's name, disability, worker's compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services hereunder. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant's compensation hereunder, including estimated taxes, and shall provide the Company with proof of said payments, upon demand. The Consultant hereby agrees to indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Consultant's breach of this section.

    10.  Representations by Consultant.  The Consultant represents that the Consultant has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company.

    11.  Business Expenses.  The Company shall reimburse the Consultant for all reasonable business expenses (which shall include travel expenses) incurred by the Consultant provided that each such expenditure qualifies as a proper deduction on the Company's federal and state income tax return. Each such expenditure shall be reimbursable only if the Consultant furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. The Consultant may not incur any single business expense (exclusive of reasonable travel expenses) in an amount exceeding Five Hundred Dollars ($500.00) without the express prior written consent of the Company. The Company shall, in its sole discretion, reimburse the Consultant or not, for any business expense which exceeds such amount and which is incurred by the Consultant without the prior written consent of the Company.

    12.  Notices.  Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called "Notices") required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

    13.  Other Engagements.  The Consultant shall be free to accept other engagements during the Term so long as they do not interfere with the Consultant's ability to perform the Services or otherwise comply with the terms of this Agreement.

    14.  Choice of Law/Arbitration.  This Agreement shall be governed according to the laws of the state of California. The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the "AAA") according to the rules and practices of the AAA from time-to-time in force; provided, however, that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction without waiving the right to compel such arbitration pursuant to this paragraph. If the Consultant initiates any proceeding contemplated by the foregoing, it shall do so in Los Angeles County, California. If the Company initiates any proceeding contemplated by the foregoing, it shall do so in Cook County, Illinois. In the event that the Consultant initiates any such proceeding in order to obtain any compensation, of any form, owed to the Consultant under this Agreement, and if the Consultant prevails in such proceeding, the Company shall reimburse the Consultant for all fees and expenses, including, attorneys' and arbitrators' fees, incurred by the Consultant in connection therewith.

    15.  Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

    16.  Counterparts.  This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

    17.  Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

    18.  Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

    WHEREFORE, the parties have executed this Agreement on the date first written above.

"CONSULTANT" Donald R. Sanders, Ltd, d/b/a Center for Clinical Research
By:	/s/ DONALD R. SANDERS Donald R. Sanders, M.D., President
/s/ DONALD R. SANDERS Donald R. Sanders, M.D.
"COMPANY" STAAR Surgical Company
By:	/s/ ANDREW F. POLLET Andrew F. Pollet, Chairman of the Board

EXHIBIT "A"
DUTIES OF CONSULTANT

    The Consultant shall act in conjunction with other physicians in the United States in making clinical trials of the Company's Implantable Contact Lenses ("ICL") and AQUA-FLOW™ Glaucoma Device. The Consultant, through its President, shall report on a regular basis to the Company's Chief Executive Officer and/or Chairman of the Board. In discharging its duties, the Consultant shall be responsible for:

    (1) adjudicating adverse events that relate to the implantation of an ICL;

    (2) corresponding with investigational sites regarding protocol and providing general information updates;

    (3) discussing patient care related issues with investigators;

    (4) approving secondary procedures on study patients;

    (5) managing investigator related issues regarding enrollment in studies, compliance, data collections, and clinical results;

    (6) acting as chairman for investigator meetings in conjunction with the Director of Clinical Affairs;

    (7) coordinating with Promedica issues related to data collection;

    (8) coordinating with the Vice President of Regulatory Affairs issues relating to ICL clinical trials;

    (9) providing product education services to physicians;

    (10) participating in Company sponsored courses and seminars;

    (11) presenting data at peer review conferences and meetings; and

    (12) consulting and participating in the development of optometric education programs.

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CONSULTING AGREEMENT
RECITALS
AGREEMENT
EXHIBIT "A" DUTIES OF CONSULTANT